Exhibit 99.1

Longs Drug Stores Corporation Reports

Second Quarter Fiscal 2004 Results

WALNUT CREEK, Calif. (August 20, 2003)—Longs Drug Stores Corporation (NYSE:LDG) today reported net income of $5.3 million, or $0.14 per diluted share for the second quarter ended July 31, 2003.

Included in net income for the second quarter ended July 31, 2003, are charges the company recorded totaling $6.8 million pre-tax ($4.1 million after-tax, or $0.11 per diluted share) including  $3.7 million pre-tax ($2.3 million after-tax, or $0.06 per diluted share) for costs associated with the Voluntary Separation Program for store managers announced in July; $2.6 million pre-tax ($1.5 million after-tax, or $0.04 per diluted share) of accelerated depreciation for the abandonment of a pharmacy system related asset; and $0.5 million in pre-tax charges ($300,000 after-tax or $0.01 per diluted share) for other items including $1.5 million for the write-off of information technology assets and a $1.0 million increase in the company’s closed store reserves, which were partially offset by a $2.0 million net gain on the sale of property.

By comparison, Longs Drug Stores Corporation reported net income of $10.9 million, or $0.29 per diluted share, for the second quarter ended August 1, 2002.

Total sales for the 13 weeks ended July 31, 2003 increased 0.7 percent to $1.11 billion from $1.10 billion reported for the same quarter a year ago.  Pharmacy sales were 46.7 percent of total drug store sales, compared with 44.4 percent a year earlier.  Same-store sales decreased 1.9 percent, with pharmacy same-store sales increasing 2.8 percent and front-end same-store sales declining 5.6 percent.  Prescription sales reimbursed through third parties represented 90.0 percent of total pharmacy sales, down from 91.1 percent a year ago.

Separately, the company announced that its board of directors has elected Warren F. Bryant, president and chief executive officer, as chairman of the board.

Commenting on the quarter, Chairman, President and Chief Executive Officer Warren Bryant said, “While our second quarter results are below last year, we are improving our efficiency and delivering higher value to our customers.

“We are making progress on our supply chain initiative and benefiting from the consolidation of our procurement, advertising and promotional activities,” Bryant said. “Our second-quarter gross margin of 26.0 percent is up over the 25.8 percent for the second quarter last year.  We accomplished this despite reducing prices in our best-selling categories and generating more promotional sales.”

“The sales environment remains challenging in the markets we serve,” Bryant said. “Despite early signs of improvement in the nation’s economy, many of the markets that we serve are still very slow, especially in California.  Although our outlook on sales remains conservative for the remainder of this year, we will continue to strengthen our operations and build a foundation for more profitable growth that will improve as our markets gradually recover.”

Commenting on the progress Longs has made, Bryant said, “Year-to-date, we have generated $98 million in cash from operating activities as a result of better managing our working capital.   In addition, inventory decreased by $14 million while our store count increased by  21 stores compared with last year.  This reflects the progress we are making toward centralizing procurement and distribution and reducing our in-store inventory levels.

 “We have made important organizational changes this quarter to better align our organizational structure and culture with our goals to strengthen our operations,” Bryant said.  “Sixty-nine store managers took advantage of the Voluntary Separation Program we offered this quarter.  In addition, we recruited a seasoned retail executive, Rick Dreiling, as executive vice president and chief operations officer, to lead the continued improvement in store operations.  We also promoted Bruce Schwallie to executive vice president and chief merchandising officer, to lead marketing, merchandising and distribution.”

First Half Results

Net income for the 26 weeks ended July 31, 2003 was $11.1 million, or $0.30 per diluted share.

Included in net income for the second quarter ended July 31, 2003, are charges the company recorded for the first six months of the year totaling $11.8 million pre-tax ($7.1 million after-tax, or $0.19 per diluted share) including $6.8 million pre-tax ($4.1 million after-tax, or $0.11 per diluted share) discussed earlier in this news release; and charges recorded in the first quarter of $5.0 million pre-tax ($3.0 million after-tax, or $0.08 per diluted share) which consisted of pre-tax charges of $3.4 million for costs associated with a reduction in force and consolidation of facilities and $2.6 million of accelerated depreciation for the abandoned pharmacy system related asset, which were partially offset by a $1.0 million net gain on the sale of property.

In the comparable 26 week period ended August 1, 2002, net income was $21.9 million, or $0.57 per diluted share before the cumulative effect of an accounting change related to our adoption of SFAS 142 reported last year.

Total sales for the 26 weeks ended July 31, 2003 were $2.21 billion, up 1.0 percent from the comparable period a year ago.  Pharmacy sales were 46.8 percent of total drug store sales in the period, compared with 45.2 percent last year.  Same-store sales decreased 1.3 percent, with pharmacy same-store sales rising 2.3 percent and front-end same-store sales declining 4.3 percent.

As previously reported, the company began classifying advertising expenses as a component of cost of sales at the beginning of the fiscal year.  The company had previously classified advertising expenses as a component of operating and administrative expenses.  Results for the 13-week and 26-week periods ended August 1, 2002 have been reclassified to conform to this new presentation, resulting in an increase in the previously reported cost of sales and a decrease in previously reported operating and administrative expenses.  This reclassification had no impact on previously reported net income.

Management’s Outlook

Longs estimates total sales in the third quarter ending October 30, 2003 in the range of flat to a 2 percent increase compared with the third quarter last year, with same-store sales in the range of a 2 percent decline to flat.  Given these sales assumptions and the company’s continued progress on previously stated initiatives, Longs’ goal is to achieve net income in the range of $0.11 to $0.14 per diluted share in the third quarter compared with net income of $0.08 per diluted share reported for the third quarter last year.

For the fourth quarter ending January 29, 2004, Longs estimates total sales in the range of flat to a 3 percent increase compared with the fourth quarter last year, with same-store sales in the range of a 2 percent decline to a 1 percent increase.  Given these sales assumptions and the company’s continued progress on previously stated initiatives, Longs’ goal is to achieve net income in the range of $0.38 to $0.41 per diluted share in the fourth quarter.  By comparison, Longs reported net income of $0.17 per diluted share in the fourth quarter of last year, including store closure and asset impairment charges of $0.17 per diluted share offset by income tax credits of $0.07 per diluted share.

Longs is revising its previous outlook for full year results to reflect the charges incurred in the first half of this year that were not in its previous outlook.  The company estimates total sales for the full year of fiscal 2004 in the range of flat to a 3 percent increase over fiscal 2003, with same-store sales in the range of a 3 percent decrease to flat.  The company’s goal is to achieve net income in the range of $0.79 to $0.85 per diluted share, including the net charges totaling $11.8 million pre-tax ($7.1 million after-tax, or $0.19 per diluted share) recorded in the first half of fiscal 2004 and discussed earlier in this news release.

Teleconference and Webcast

Longs has scheduled a management teleconference at 4:30 p.m. ET/1:30 p.m. PT today to discuss its second quarter 2004 performance and business outlook.  A telephonic replay of the call can be accessed two hours after its conclusion and will be available for two weeks at (719) 457-0820, confirmation code 730854.  Longs plans to webcast the call live via its www.longs.com website (About Us/Financial Info/Investor Events Calendar) and PRNewswire’s Multimedia function at www.prnewswire.com.  A replay of the webcast can be accessed on these websites two hours after its conclusion.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Such statements relate to, among other things, sales, earnings, cost reductions and improved operational efficiencies, and are indicated by such words or phrases as “projects”, “expects”, “estimates”, or similar words or phrases.  These statements are based on Longs’ current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those included in or contemplated by such statements.  Risks and uncertainties include, among other things, risks of changing market conditions in the overall and regional economy and in the retail industry, consumer demand, the opening of new stores, the success of Longs’ advertising and merchandising strategies, competition from new and existing retail drug stores, the ability of the company to execute its previously announced initiatives, and other factors detailed from time to time in the company’s media releases and in its annual, quarterly and other reports filed with the Securities and Exchange Commission (SEC).  Please refer to such filings for a further discussion of these risks and uncertainties.  The company undertakes no obligation to update any projections or other forward-looking statements to reflect events or circumstances that may arise after the date of this release.  The company also cautions readers that the time and/or manner of the scheduled distribution of its second quarter fiscal 2004 performance information, as well as its teleconference and webcast, may change for technical or administrative reasons outside the company’s control.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii, averaging approximately $10 million in annual sales per store in fiscal 2003.  Through its 464 stores located in California, Hawaii, Washington, Nevada, Colorado, and Oregon, Longs Drug Stores serves the health and well-being needs of consumers with customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics.  Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary.  Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.

Condensed Consolidated Income Statements (unaudited)

	For the 13 weeks ended		For the 26 weeks ended
	7/31/2003	8/1/2002	7/31/2003	8/1/2002
	Thousands Except Per Share
Sales	$1,109,463	$1,101,630	$2,212,593	$2,191,459
Cost of sales	821,424	817,368	1,639,447	1,631,170
Gross profit	288,039	284,262	573,146	560,289

Operating and administrative expenses	251,602	243,808	502,122	480,419
Depreciation and amortization	21,891	19,216	43,687	38,082
Provision for store closures and asset impairment	2,543	—	2,543	—
Legal settlements and other disputes	—	469	—	469
Operating income	12,003	20,769	24,794	41,319
Interest expense	3,697	3,397	7,256	6,728
Interest income	(124)	(276)	(239)	(646)
Income before income taxes and cumulative effect of accounting change	8,430	17,648	17,777	35,237
Income taxes	3,170	6,707	6,684	13,326
Income before cumulative effect of accounting change	5,260	10,941	11,093	21,911
Cumulative effect of accounting change (net of tax of $16,410)	—	—	—	(24,625)
Net income (loss)	$5,260	$10,941	$11,093	$(2,714)

Earnings per common share (diluted):
Income before cumulative effect of accounting change	$0.14	$0.29	$0.30	$0.57
Cumulative effect of accounting change (net of tax of $0.43)	—	—	—	(0.64)
Net income (loss)	$0.14	$0.29	$0.30	$(0.07)

Weighted average number of shares outstanding (diluted)	37,219	38,234	37,410	38,159

Number of stores, beginning of period	459	439	455	436
Stores opened	4	7	8	11
Stores closed	0	4	0	5
Number of stores, end of period	463	442	463	442

Condensed Consolidated Balance Sheets (unaudited)

	07/31/03	08/01/02
	Thousands
Cash and cash equivalents	$65,519	$47,099
Pharmacy and other receivables, net	134,815	122,670
Merchandise inventories (LIFO)	409,058	423,047
Other current assets	41,767	31,871
Current assets	651,159	624,687

Property, net of depreciation	601,276	598,406
Goodwill	82,085	82,231
Other non-current assets	12,364	11,665

Total assets	$1,346,884	$1,316,989

Current liabilities	$423,416	$384,689
Long-term debt	186,558	184,533
Deferred income taxes and other long-term liabilities	35,096	34,083
Stockholders’ equity	701,814	713,684

Total liabilities and stockholders’ equity	$1,346,884	$1,316,989

Condensed Consolidated Cash Flow Statements (unaudited)

	For the 26 weeks ended
	07/31/03	08/01/02
	Thousands
Operating Activities:
Net income (loss)	$11,093	$(2,714)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Cumulative effect of accounting change	—	24,625
Depreciation and amortization	43,687	38,082
Provision for store closures and asset impairment, net	2,543	—
Changes in assets and liabilities	36,785	(79,110)
Other	4,039	13,753
Net cash provided by (used in) operating activities	98,147	(5,364)

Investing Activities:
Net capital expenditures and acquisitions	(50,037)	(45,599)

Financing Activities:
Proceeds from (repayment of) long term borrowings, net	7,755	(14,428)
Repurchase of common stock	(20,023)	—
Dividend payments	(10,518)	(10,697)
Net cash used in financing activities	(22,786)	(25,125)

Increase (decrease) in cash and cash equivalents	25,324	(76,088)
Cash and cash equivalents at beginning of period	40,195	123,187
Cash and cash equivalents at end of period	$65,519	$47,099